Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BJ’S WHOLESALE CLUB HOLDINGS, INC.
(Pursuant to Section 242 of the General Corporation Law)
BJ’s Wholesale Club Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
First: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Sections 2, 3 and 4 of Article V in their entirety and inserting the following in lieu thereof:
Section 2. Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, the Board initially shall be divided into three classes, designated as Class I, Class II and Class III, with terms of office expiring at the annual meetings of stockholders held in 2022 (the “2022 Annual Meeting”), 2023 (the “2023 Annual Meeting”) and 2021(the “2021 Annual Meeting”), respectively. Following the effectiveness of this Certificate of Amendment, each member of the Board shall initially be assigned to, and continue serving in, the same class as he or she was serving in immediately prior to the effectiveness of this Certificate of Amendment. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, commencing at the 2021 Annual Meeting, directors succeeding those whose terms are then expired shall be elected to hold office for one-year terms expiring at the annual meeting of stockholders held in the year following the year of their election. Accordingly, following the 2021 Annual Meeting, the Board shall be divided into two classes with terms of office expiring at the 2022 Annual Meeting and the 2023 Annual Meeting and following the 2022 Annual Meeting, the classification of the directors shall terminate and all directors shall be of one class and shall be elected to hold office for one-year terms expiring at the next annual meeting of stockholders of the Corporation. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.
If the number of such directors is changed and the Board at such time is still classified, any increase or decrease shall be apportioned among the classes of directors in the manner determined by the Board, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, (i) for so long as the Board is classified, any director may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors and (ii) from and after the date on which the Board ceases to be classified (i.e., following the 2022 Annual Meeting), any director may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director.
Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal and, if the Board at such time is classified, for a term that shall coincide with the remaining term of the class to which the director shall have been appointed.
Second: That the foregoing amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, BJ’s Wholesale Club Holdings, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 22nd day of June, 2020.

BJ'S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Graham N. Luce
Name:	Graham N. Luce
Title:	SVP, Secretary